As filed with the Securities and Exchange Commission on October 28, 2013

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Community Financial Corporation

(Exact name of registrant as specified in its charter)

Maryland	52-1652138
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3035 Leonardtown Road

Waldorf, Maryland 20601

(301) 645-5601

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

copies to:

Michael L. Middleton Chairman and Chief Executive Officer The Community Financial Corporation 3035 Leonardtown Road Waldorf, Maryland 20601 (301) 645-5601	Gary R. Bronstein, Esq. Scott A. Brown, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, N.W., Suite 900 Washington, D.C. 20005 (202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐         Accelerated filer  ☐         Non-accelerated filer  ☐         Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	250,000	$21.99	$5,497,500	$709

(1)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee. Based on the average of the high and low prices of the common stock as of October 24, 2013, pursuant to Rule 457(c).

THE COMMUNITY FINANCIAL CORPORATION

DIVIDEND REINVESTMENT PLAN

PROSPECTUS

250,000 Shares

Common Stock, Par Value $0.01 Per Share

This prospectus relates to shares of common stock that we may offer and sell from time to time according to the terms of The Community Financial Corporation Dividend Reinvestment Plan (the “Plan”). Participants should retain this prospectus for future reference.

This prospectus describes the Plan. Any holder of record of at least 500 shares of our common stock is eligible to participate in the Plan. Participants in the Plan will have the cash dividends paid on their shares of The Community Financial Corporation common stock automatically reinvested in additional shares of The Community Financial Corporation common stock. Shares of common stock purchased under the Plan will be purchased directly from us from authorized but unissued shares.

Investing in our common stock involves certain risks. Please refer to “Risk Factors” beginning on page 3 of this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the trading symbol “TCFC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits, or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this prospectus. The Plan is not available to any person to whom we may not legally offer it. You should not assume that the information in this prospectus is still accurate as of any date later than the date of this prospectus.

The date of this prospectus is October 28, 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan, and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offering is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document.

Unless otherwise stated or the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references mean The Community Financial Corporation and its consolidated subsidiary, Community Bank of the Chesapeake, the “Bank.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference certain information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC. Any reports we file with the SEC after the date of this prospectus, but before the date that the offering of the securities by means of this prospectus is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 10, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 14, 2013; and
•	Our Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K) filed with the SEC on October 9, 2013, October 3, 2013, September 27, 2013, September 24, 2013, May 7, 2013, April 26, 2013 and March 11, 2013.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K unless indicated otherwise in any such Form 8-K), as well as proxy statements filed by the Company.

We will provide to each person who so requests, including any beneficial owner to whom this prospectus is delivered, a copy of the documents incorporated by reference in this prospectus but not delivered with this prospectus, at no cost, by contacting us in writing or by telephone at:

The Community Financial Corporation

Attention: Marlene Smith

3035 Leonardtown Road

Waldorf, Maryland 20601

Phone: (301) 546-5601

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the other documents we incorporate by reference in this prospectus, may include forward-looking statements regarding our prospective performance and strategies within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations of the Company, are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” “seek,” “strive,” or “try,” or other similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and in other reports filed with the SEC. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to:

•	prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the banking industry;

•	interest rate trends, changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, loan origination levels and the level of defaults, losses and prepayments on loans we have made and make;

•	changes in the quality or composition of the loan or investment portfolios;

•	factors driving impairment charges on investments;

•	our ability to retain key members of management;

•	our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers;

•	operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	changes in accounting principles, policies, and guidelines;

•	changes in any applicable law, rule, regulation or practice with respect to tax or legal issues;

•	litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock. See the “Risk Factors” section of our annual reports on Form 10-K and quarterly reports on Form 10-Q, which we file with the SEC and incorporate by reference into this prospectus, for a discussion of the factors that you should consider in connection with an investment in shares of our common stock.

THE COMMUNITY FINANCIAL CORPORATION

The Community Financial Corporation, headquartered in Waldorf, Maryland and organized in 1989, is the bank holding company for Community Bank of the Chesapeake, a Maryland-chartered commercial bank subject to supervision and regulation by the Federal Reserve and the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”). The Bank was founded in 1950 as Tri-County Building and Loan Association of Waldorf, a mutual savings and loan association. In 1986, the Bank converted to a federal stock savings bank and, in 1997, converted to a Maryland-chartered commercial bank. Effective October 18, 2013, the Bank changed its name to “Community Bank of the Chesapeake.” This new name reflects Community Bank’s recent expansion into the Northern Neck of Virginia and will align the Bank’s name with its strategy of being the premier community banking institution throughout the Chesapeake Bay region. In addition, the Company changed its name to “The Community Financial Corporation” to better align the parent company name with the bank name.

The Bank provides an array of financial products and services for businesses and retail customers primarily through its ten full-service offices located in Calvert, Charles and St. Mary’s Counties in Southern Maryland (the “tri-county area”) and one full-service branch office in King George County, Virginia. In addition, the Bank originates loans through loan production offices in La Plata and Prince Frederick, Maryland and Fredericksburg, Virginia. The Bank focuses its commercial business generation efforts on targeting small and medium sized businesses with revenues between $5 and $35 million headquartered in Southern Maryland and in King George County and Fredericksburg, Virginia. In addition, the Bank services the retail banking needs of the communities surrounding its 11 full-service branch locations with a full array of retail deposit and loan products. The Bank’s deposit accounts are insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum permitted by law.

The Bank considers its principal lending and deposit market area to consist of the tri-county area in Southern Maryland and King George County in Virginia. In addition, as a result of the Bank’s expansion into the greater Fredericksburg market in 2013, it is expected that Stafford County will become part of the Bank’s principal leading and deposit market area. One of the fastest growing regions in the country, this area is home to a mix of federal facilities, industrial and high-tech businesses. The 2010 U.S. Census estimates place King George County as the third fastest growing locality in Virginia with population growth of 40.36% since 2000. In addition, according to the U.S. Census Bureau, St. Mary’s County’s population has grown 22% over the past decade, the highest growth rate in Maryland between 2000 and 2010. According to St. Mary’s County Department of Economic & Community Development, St. Mary’s County was the third fastest growing county in Maryland from 2011 to 2012.

Helping to spur this growth is the influence of several major federal facilities located both within the Bank’s footprint and within adjoining counties. Major federal facilities include the Patuxent River Naval Air Station in St. Mary’s County, the Indian Head Division, Naval Surface Warfare Center in Charles County and the Naval Surface Warfare –Naval Support Facility in King George County. Collectively, these facilities employ over 33,000 people. According to the St. Mary’s County Comprehensive Plan, the Patuxent Naval Air Station alone employs approximately 22,000 people and provides an approximate annual economic impact of $2.3 billion. In addition, there are several major federal facilities located in adjoining markets including Andrews Air Force Base and Defense Intelligence Agency & Defense Intelligence Analysis Center in Prince Georges County, Maryland and the U.S. Marine Base Quantico, Drug Enforcement Administration Quantico facility and Federal Bureau of Investigation Quantico facility in Prince William County, Virginia.

The economic health of the region, while stabilized by the influence of the federal government, is not solely dependent on this sector. Calvert County is home to the Dominion Power Cove Point Liquid Natural Gas Terminal, which is one of the nation’s largest liquefied natural gas terminals and Dominion Power is currently constructing liquefaction facilities for exporting liquefied natural gas. According to Dominion Power, the construction of these liquefaction facilities is expected to create 4,000 jobs in the state of Maryland during the construction phase and would support another 14,600 jobs once the facility is operational with approximately $1 billion annually of additional federal, state and local government revenues being generated. In addition, King George County has finalized an agreement with Columbia Gas to bring a high-pressure, steel pipe natural gas line into the county to service the King George Industrial Park in 2014.

Even though Southern Maryland is generally considered to have more affordable housing than many other Washington and Baltimore area suburbs, during the recession, growth in the Bank’s market area was dampened as the demand for new housing in the tri-county area fell in conjunction with the overall housing market. According to the Maryland Department of Planning, new housing unit starts fell from 2006 through 2010. However, after 2010, real estate values stabilized and there were positive trends in housing during 2012. According to Real Estate Business Intelligence, LLC, St. Mary’s County, Charles County and Calvert County saw an increase in the average price of residential homes sold from 2011 to 2012 of 4.21%, 3.30% and 0.47%, respectively.

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Based on information from the U.S. Bureau of Labor Statistics, unemployment rates at July 2013 remained well below the national average (not seasonally adjusted) of 7.7% at 6.6%, 6.7% and 6.5% for St. Mary’s County, Charles County and Calvert County, respectively, and 6.6% in King George County, Virginia. According to a University of Maryland study, projected job growth within the tri-county area from 2005 through 2030 is 31%, 28% and 45% in St. Mary’s, Charles and Calvert counties, respectively. Similarly, according to the King George County Comprehensive Plan, employment in King George County is projected to increase by 33% from 2010 to and 2020.

The Bank is currently in the process of expanding in the greater Fredericksburg market and opened a loan production office in Fredericksburg, Virginia in August 2013. According to the Fredericksburg Regional Alliance, the Fredericksburg Region, including the City of Fredericksburg and the counties of Caroline, King George, Spotsylvania, and Stafford, Virginia, has been the fastest growing region in the Commonwealth of Virginia for the past eight years. Based on information from the Fredericksburg Regional Alliance, this region boasts an impressive array of over 10,000 small businesses and a highly skilled labor force of over one million within a 40-mile commute.

The Bank’s primary market area also boasts a strong median household income relative to the median household income of their respective states. According to the U.S. Census Bureau, the median household income from 2007 to 2011 was $82,529, $92,981, and $92,135 for St. Mary’s, Calvert and Charles counties, Maryland, respectively, compared to $72,149 for the State of Maryland. Similarly, according to the U.S. Census Bureau, the median household income from 2007 to 2011 was $82,173 and $94,658 for King George and Stafford County, Virginia, respectively, compared to $63,302 for the Commonwealth of Virginia.

Additional information about us is available at our website, www.cbtc.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “TCFC.” Our main office is located at 3035 Leonardtown Road, Waldorf, Maryland 20601 and our telephone number is (301) 645-5601.

USE OF PROCEEDS

The net proceeds to us from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds.

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THE COMMUNITY FINANCIAL CORPORATION

DIVIDEND REINVESTMENT PLAN

The Community Financial Corporation Dividend Reinvestment Plan (the “Plan”) was adopted on October 23, 2013. The Plan will be in effect until amended, altered or terminated. The Plan is set forth below as a series of questions and answers explaining its significant aspects.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient method of reinvesting cash dividends paid on shares of our common stock. Also, the Plan provides us with a source of funds as all shares bought by Broadridge Corporate Issuer Solutions, Inc. for participants are bought directly from us.

2.	What are the advantages of the Plan?

•	The Plan provides participants with the opportunity to reinvest cash dividends paid on their shares of our common stock in additional shares of our common stock.

•	All cash dividends paid on participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares, which will be credited to Plan accounts.

•	The Plan Administrator provides periodic statements reflecting all current activity, including shares purchased with reinvested dividends and latest Plan account balance, which simplifies participants’ record keeping.

3.	What are the disadvantages of participation in the Plan?

•	To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the Plan Administrator and have the certificate delivered to you, or ask the Plan Administrator to transfer shares held for you in the Plan directly to your broker. The Plan Administrator will promptly process your instructions, but you should leave ample time for preparation and receipt of your stock certificate if you decide to go that route.

•	Shares held in the Plan by the Plan Administrator are not covered by the customer protection provisions of the Securities Investor Protection Act of 1970 relating to customers of failed securities broker-dealer firms.

ADMINISTRATION

4.	Who administers the Plan for participants?

Broadridge Corporate Issuer Solutions, Inc., The Community Financial Corporation’s stock transfer agent, (the “Plan Administrator”) administers the Plan for participants by maintaining records, sending statements of account to participants and performing other duties relating to the Plan. Shares of The Community Financial Corporation common stock purchased under the Plan are registered in the name of the Plan Administrator’s nominee, as agent for participants in the Plan, and are credited to the accounts of the participants in the Plan. The Community Financial Corporation may replace the Plan Administrator at any time within its sole discretion.

The Plan Administrator may be contacted by e-mail, phone or by mail at:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

Phone: 877-830-4936

E-mail: shareholder@broadridge.com

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PARTICIPATION

5.	Who is eligible to participate?

All holders of record of at least 500 shares of our common stock are eligible to participate in the Plan. Beneficial owners of our common stock whose shares are registered in names other than their own (for instance, in the name of a bank, broker, nominee or trust) must become stockholders of record to participate in the Plan or must request that the bank, broker or nominee holding such shares participate in the Plan. Stockholders who reside in jurisdictions in which it is unlawful for The Community Financial Corporation to permit their participation are not eligible to participate in the Plan.

6.	How does an eligible stockholder participate?

Participation in the Plan is entirely voluntary. To participate in the Plan, a stockholder of record must complete an Authorization Form and return it to the Plan Administrator. An Authorization Form is enclosed. Copies of the Authorization Form may be obtained at any time by writing to Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717, via email at shareholder@broadridge.com or by calling (877) 830-4936.

If your shares of common stock are registered in multiple accounts, you should complete an Authorization Form for each account.

The Plan Administrator must receive a properly completed Authorization Form at least five (5) business days before a dividend record date for those dividends to be reinvested under the Plan. Those stockholders who do not elect to participate in the Plan will continue to receive dividends at such times as dividends are paid to all stockholders.

7.	When may an eligible stockholder join the Plan?

An eligible stockholder may join the Plan at any time. If the Authorization Form is received by the Plan Administrator at least five (5) business days before the record date for a dividend payment, reinvestment of dividends will begin with that dividend payment.

8.             May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of The Community Financial Corporation common stock registered in that stockholder’s name?

Yes. Participants may have dividends reinvested with respect less than all of the shares of our common stock registered in that stockholder’s name provided such amount conforms with the eligibility requirements described in Question 5.

9.	How may a participant change options under the Plan?

You may change participation in the Plan at any time by completing a revised Authorization Form and returning it to the Plan Administrator, or by submitting a written request to the Plan Administrator. Any change notification that is not received at least five (5) business days before the dividend record date will not be effective until dividends for such record date have been reinvested and the shares credited to your account.

PURCHASES

10.	When will purchases be made?

Purchases of shares with reinvested dividends will be made as of each dividend payment date. The date on which shares are purchased is referred to as the “Investment Date.” Dividends, when declared, are generally paid early in the month of each January, April, July and October. The corresponding record dates are generally about the middle of the previous month in which the dividend is paid. In any case, if an Investment Date falls on a day that is not a trading day, the Investment Date will be the following trading day.

11.	How many shares of our common stock will be purchased for participants?

The number of shares purchased for participants shall be determined by dividing the amount of dividends in the account of each participant available for investment on the Investment Date by the purchase price per share. If the funds available from participants are not sufficient to purchase an exact number of shares, participants’ plan accounts will be credited with fractional shares computed to four decimal places, which will earn proportionate dividends as declared. Participants may not specify the number of shares to be purchased on a given Investment Date.

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12.	What will be the price of shares of our common stock purchased under the Plan?

The price of shares of our common stock purchased by the Plan Administrator from us for participants will be equal to the closing market price of our common stock on the Nasdaq Capital Market on the business day immediately preceding the Investment Date. If there is no trading in the shares of common stock on the Investment Date, the purchase price will be based on the closing market price on the last trading date before the Investment Date. The Company cannot exercise any direct or indirect control over the prices or timing of purchases made by the Plan Administrator. You cannot specify the price, source, timing or number of shares to be purchased. All purchases are within the sole discretion of the Plan Administrator in accordance with the terms of the Plan. We will bear all costs of administering the Plan, except as described under Question 15.

13.	May dividends on shares purchased through the Plan be sent directly to the beneficial owner?

No. The purpose of the Plan is to have the dividends on shares of our common stock reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of our common stock unless and until the participant elects to terminate participation in the Plan as to any or all shares in the Plan as described below. See Questions 20, 21, 22 and 24. If a stockholder withdraws a portion of his or her shares from the Plan, dividends will continue to be reinvested in shares of common stock for the common stock remaining in the Plan.

14.	Will the Plan have a dilutive effect on The Community Financial Corporation’s book value per share?

Possibly. The issuance of common stock purchased with reinvested cash dividends will have a dilutive effect on the book value per share of our common stock if such shares are issued at a price below the then prevailing book value of our common stock. The exact amount of such dilution will depend upon the number of shares issued under the Plan and the issue price of such shares.

COSTS

15.          Are there any expenses to participants in connection with purchases of common stock from The Community Financial Corporation under the Plan?

All costs or expenses arising out of the purchase of shares pursuant to the Plan, including the Plan Administrator’s fees, will be paid by us. There will be no brokerage fees for shares purchased under the Plan. All administrative costs of the Plan will be paid by us.

REPORTS TO PARTICIPANTS

16.	How will participants be advised of their purchases of stock?

As soon as practicable after each purchase, each participant will receive a statement of his or her account from the Plan Administrator. These statements are participants’ continuing record of the cost of shares purchased and the number of shares acquired, and should be retained for tax purposes.

CASH DIVIDENDS

17.	Will participants be credited with dividends on shares held in their account under the Plan?

Yes. Participants’ accounts will be credited with dividends on shares held in their accounts. The Plan Administrator will reinvest the dividends in additional shares of our common stock.

STOCK SPLITS AND STOCK DIVIDENDS

18.	What is the effect of a stock split or stock dividend by The Community Financial Corporation under the Plan?

Any stock dividend or stock split declared by us on shares held by the Plan Administrator for participants will be credited to participants’ accounts without charge.

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STOCK CERTIFICATES

19.	Will stock certificates be issued for shares of The Community Financial Corporation common stock purchased?

No. Certificates for our common stock purchased under the Plan will not be issued to participants. This service protects against the loss, theft and destruction of stock certificates evidencing shares of our common stock. However, stock certificates will be issued to participants upon specific written request to the Plan Administrator at the address provided in Question 4. The number of shares credited to an account under the Plan will be shown on the participant’s statement of account.

Participants’ rights under the Plan and shares credited to the accounts of participants under the Plan may not be pledged. Participants who wish to pledge such shares must request that certificates for such shares be issued in their name.

Accounts under the Plan are maintained in the names in which the certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

Certificates for any number of whole shares credited to your account under the Plan will be issued within 30 days of receipt of your written request or of your withdrawal from the Plan, if so requested. If you do not request certificates for your shares, the Plan Administrator will maintain your shares in book-entry form. Any remaining whole shares and fractional shares will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances.

WITHDRAWAL FROM THE PLAN

20.	How may participants withdraw shares previously purchased under the Plan?

A stockholder who has previously purchased shares under the Plan may withdraw all or a portion of such shares from their Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn.

If the Plan Administrator receives your notice of withdrawal and termination less than five (5) business days before the next dividend record date, it will not be effective until dividends paid for such record date have been reinvested and the shares credited to your account.

If you terminate participation in the Plan, the Plan Administrator will remove your shares from the Plan and those shares held in book-entry form will continue to be held in your name in such form. If requested, we will send you a check in the amount equal to the value of any fractional shares, based upon the market price of The Community Financial Corporation common stock as determined as set forth in Question 12. You may request certificates for your shares of common stock that are held in book-entry form by following the procedure described in Question 19. Certificates representing fractional shares will not be issued.

After you withdraw from the Plan, you will receive all subsequent dividends in cash unless you re-enroll in the Plan, which you may do at any time by requesting an Authorization Form in the manner specified in Question 6. However, we and the Plan Administrator reserve the right to reject any Authorization Form, on any grounds, including but not limited to excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term investment service.

21.	What happens to any fractional interest when participants withdraw from the Plan?

Any fractional interest withdrawn will be liquidated at the then current market value and a cash payment made promptly from the proceeds less costs, if any. The current market value will be determined in the same manner as the price for shares purchased through the Plan. See Question 12. The net sales proceeds for any fractional interest together with certificates for whole shares will be mailed to the withdrawing participant by the Plan Administrator.

22.	What happens to participants’ Plan accounts if all shares held in the Plan by the participant are transferred?

If you cease to be a stockholder of record, you cease to be eligible to participate in the Plan. Periodically, the Plan Administrator will review nonrecord-stockholder Plan accounts and may issue a certificate for whole shares and a cash payment for any fractional share (as described above) to close each such account.

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TERMINATION OF PARTICIPATION

23.	How may participation in the Plan be terminated?

Participants may terminate participation in the Plan at any time by notifying the Plan Administrator in writing. Any notice of termination received by the Plan Administrator less than five (5) business days before the next dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the participant’s account.

Upon termination of participation in the Plan, the Plan Administrator will send the participant a stock certificate for the number of whole shares in the participant’s account and a check in the amount equal to the value of any fractional share, based upon the market price of our common stock. See Questions 12 and 20.

OTHER INFORMATION

24.	What happens when participants sell or transfer all of the shares registered in their name?

If participants dispose of all shares of our common stock registered in their name (other than shares credited to their account under the Plan), the Plan Administrator will continue to reinvest the dividends on the shares credited to their account under the Plan until the participant withdraws from the Plan; provided, however, that if following such a disposition of stock the participant’s account under the Plan contains less than 500 shares of common stock, then at our election, a certificate will be issued for the full shares in the account, any fractional shares in the account will be sold and the proceeds paid to the participant, and the account will be terminated.

25.	How will participants’ shares held under the Plan be voted at meetings of stockholders?

You will receive a proxy card covering both your certificated shares and the shares held in your account under the Plan (other than fractional shares). If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. The total number of shares held may be voted in person at the stockholders’ meeting in accordance with instructions contained in our Proxy Statement.

If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item, all of your shares will be voted (to the extent legally permissible) in accordance with the recommendations of our Board of Directors. This procedure is consistent with the actions taken with respect to stockholders who are not participating in the Plan and who return properly signed proxy cards and who do not provide voting instructions. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of your shares covered by such proxy card will be voted.

26.	What are the income tax consequences of participation in the Plan?

In general, participants in the Plan have the same federal and state income tax obligations with respect to dividends credited to their accounts under the Plan as other holders of shares of our common stock who elect to receive cash dividends directly. Participants are treated for income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of our common stock credited to their account under the Plan, even though that amount was not actually received by the participant in cash but, instead, was applied to the purchase of additional shares for their account. In addition, any brokerage commissions and service charges paid by us on behalf of a participant are deemed to constitute dividend income by the Internal Revenue Service. Such amounts, if any, will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The basis of each share credited to participants’ accounts pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the common stock, and the holding period for such shares begins on the day following the dividend payment date.

The receipt by participants of certificates representing whole shares previously credited to their account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income. Participants will recognize a gain or loss when fractional shares are sold on behalf of the participant upon withdrawal from the Plan or when the participant sells shares after the participant’s withdrawal from the Plan.

You should consult your own tax adviser regarding the particular tax consequences, including state tax consequences, which may result from participation in the Plan and any subsequent disposal of shares acquired pursuant to the Plan.

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27.	What are the responsibilities of The Community Financial Corporation under the Plan?

The Community Financial Corporation and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account in the Plan without receipt of proper documentation and instructions; (ii) with respect to the prices and times at which shares are purchased for the participant’s account, including fluctuations in market value of shares being maintained on behalf of a participant; or (iii) with respect to the availability of shares to satisfy dividend reinvestment under the Plan.

28.	Who bears the risk of market price fluctuations in the common stock?

Participants’ investments in shares acquired under the Plan are no different from direct investments in shares of The Community Financial Corporation. Neither the Company nor the Plan Administrator can assure you of a profit or protect you against a loss from the shares purchased or sold through the Plan. You alone bear the risk of loss and realize the benefits of any gain from market price changes with respect to all your shares held in the Plan, or otherwise. The Community Financial Corporation cannot guarantee liquidity in the market, thus your investment and the marketability of your securities may be adversely affected by the current market conditions.

Neither the Company nor the Plan Administrator provide any advice nor make any recommendations regarding the purchase or sale of shares of common stock. You must make all purchase and sale decisions based upon your own research and judgment.

29.	May the Plan be amended, suspended or discontinued?

The Company and the Plan Administrator reserve the right to interpret the Plan as the Company deems necessary or desirable. Any such interpretations will be final. The Plan and related Plan documentation and all accounts of Plan participants will be governed by the laws of the state of incorporation of the Company. The Company reserves the right to remove the Plan Administrator and to appoint a new Plan Administrator at any time upon prior notice to you. The Plan Administrator has the right to resign at any time upon at least thirty (30) days prior written notice to the Company.

The Plan may be amended, suspended, modified or terminated at any time by our Board of Directors without the approval of the participants. Notice of any such suspension or termination or material amendment or modification will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

We or the Plan Administrator may terminate a stockholder’s individual participation in the Plan at any time by written notice to the stockholder. In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of full shares held for the participant under the Plan and a check for any fractional share.

30.	Are Plan accounts insured?

The shares of common stock held in your account, proceeds from the sale of shares from your account and funds held pending investment are not protected under the Securities Investor Protection Act of 1970. Funds held by the Plan Administrator are not deposits of the Plan Administrator or its affiliates, or of us or any of the Company’s affiliates, nor are they obligations of, or guaranteed by, us or any of the Company’s affiliates or the Plan Administrator or its affiliates, and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other entity.

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LEGAL MATTERS

The legality of the issuance of the shares of common stock offered hereby has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. Gary R. Bronstein, a partner in the law firm of Kilpatrick Townsend & Stockton LLP, beneficially owns 12,499 shares of The Community Financial Corporation common stock.

EXPERTS

The consolidated financial statements of The Community Financial Corporation as of December 31, 2012 and 2011, and for each of the years in the two-year period ended December 31, 2012, which are incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been incorporated by reference herein in reliance upon the report of Stegman & Company, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

With respect to possible indemnification of our directors, officers, and controlling persons for liabilities arising under the Securities Act pursuant to such provisions, we are aware that the SEC has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item  14.     Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by The Community Financial Corporation (the “Company”) in connection with the issuance and distribution of shares of common stock pursuant to the prospectus contained in this Registration Statement and which will be paid by the Company.

Securities and Exchange Commission registration fee	$709
Accounting fees and expenses	2,000
Legal fees and expenses	10,000
Miscellaneous expenses	1,000
Total	$13,709

Item  15.     Indemnification of Directors and Officers.

The Articles of Incorporation of The Community Financial Corporation provides:

ARTICLE XV

Indemnification

The Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

ARTICLE XVI

Limitation on Officers’ and Directors’ Liability

An officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of their fiduciary duty as an officer or director, unless: (i) it is proved that the individual officer or director actually received an improper benefit or profit in money, property or services from the Corporation, or (ii) a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the Maryland General Corporation Law is amended to further eliminate or limit the personal liability of officers and director, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Maryland General Corporation Law, as so amended.

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Item  16.     Exhibits.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP

23.1	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5.0)

23.2	Consent of Stegman & Company

24.0	Power of attorney (contained in signature page)

Item  17.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or that is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waldorf, State of Maryland, on October 28, 2013.

The Community Financial Corporation

By:	/s/ Michael L. Middleton
Michael L. Middleton
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael L. Middleton and William J. Pasenelli, or any of them, acting alone, as his or her true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ Michael L. Middleton	Chairman and Chief Executive	October 28, 2013
Michael L. Middleton	Officer
(principal executive officer)

/s/ William J. Pasenelli	Director, President and	October 28, 2013
William J. Pasenelli	Chief Financial Officer (principal financial and accounting officer)

/s/ Philip T. Goldstein	Director	October 28, 2013
Philip T. Goldstein

/s/ Louis P. Jenkins, Jr.	Director	October 28, 2013
Louis P. Jenkins, Jr.

/s/ Mary Todd Peterson	Director	October 28, 2013
Mary Todd Peterson

/s/ James R. Shepherd	Director	October 28, 2013
James R. Shepherd

/s/ Austin J. Slater, Jr.	Director	October 28, 2013
Austin J. Slater, Jr.

/s/ H. Beaman Smith	Director	October 28, 2013
H. Beaman Smith

/s/ Joseph V. Stone, Jr.	Director	October 28, 2013
Joseph V. Stone, Jr.

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